LICENSE AGREEMENT

         This agreement dated April 26, 1996 by and between Westinghouse Electric Corporation, a Pennsylvania corporation of 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 ("Westinghouse") and Catalina Lighting, Inc., a Florida corporation of 18191 N.W. 68th Avenue, Miami, Florida 33015 ("Licensee").

         Licensee has requested and Westinghouse is willing to grant the license described herein to use certain of Westinghouse's trademarks on certain of Licensee's manufactured articles in accordance with the terms set forth in this Agreement.

         Accordingly, the parties agree as follows:

         1. GRANT OF LICENSE.

         (a) Westinghouse hereby grants Licensee a license to use the trademark(s) described in Exhibit A (the "Trademarks"), only in connection with the use or sale of Licensee's Lighting Fixtures, Portable Lights, Flashlights (the "Products") as specified ln Exhibit B manufactured by or for Licensee. Licensee shall also have a right of first refusal on the License by Westinghouse of the Lighting Related Products also set forth on Exhibit B offered to third parties. Licensee shall use the Trademarks as set forth in Exhibit A, with no departures in appearance or treatment without Westinghouse's prior written consent. Licensee may not use the Trademarks in any territory other than as set forth in Exhibit C (the "Territory") or on any other goods or merchandise of any kind other than the Products.

         (b) This license is exclusive in the Territory for the Products. However, during the term of this Agreement and for one year thereafter, Westinghouse shall not grant to any third party a right to use nor use themselves the Trademarks in the Territory in


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connection with the distribution or sale of any product which is substantially similar to the Products.

         (c) Except as otherwise approved in writing by Westinghouse, no rights are granted for the distribution of Products as premiums, promotions or giveaways.

         (d) The license granted is personal to Licensee, and is not assignable for any reason without Licensor's prior written consent, provided however, Licensee may grant a sub-license to wholly-owned subsidiary of Licensee.

         (e) Nothing in this Agreement is to be construed as an assignment or grant to Licensee of any right, title or interest in the Trademarks or in any copyright, design, trademark, trade dress or other property right beyond the limited license expressly granted hereby.

         2. QUALITY STANDARDS AND INSPECTION.

         (a) Licensee undertakes that the Products shall all be of a style, appearance and quality satisfactory to Westinghouse. Licensee will, before the first sale or distribution of any particular Product, furnish to Westinghouse, for Westinghouse's written approval, such samples of each style of the Products as Westinghouse shall reasonably require for Westinghouse's inspection and testing, together with all tags, labels and other packaging materials to be used with the Products. Once Westinghouse has approved samples of the Products and packaging materials, Licensee will not materially depart from the approved samples without Westinghouse's prior written consent. Westinghouse shall notify Licensee of its approval (which shall not be unreasonably withheld) within 21 days after its receipt of the samples, including packaging, advertising and promotional material submitted in

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accordance with this section. Products bearing the Trademarks or any component thereof, but not meeting these standards, including "seconds and irregulars," are not to be sold or distributed under any circumstances without Westinghouse's prior written consent. Notwithstanding the foregoing, provided Licensee gives Westinghouse prior notice, Licensee may from time to time revise packaging for the Products solely to include or change statements or other information which may be required by the rules of the Underwriters' Laboratories, Inc. or laws or regulations of any jurisdiction where the Products are sold.

         (b) Westinghouse at its own expense has the right at reasonable times on notice to Licensee to inspect Licensee's manufacturing facilities directly related to Products.

         (c) To enable Westinghouse to monitor the quality of Products which were previously approved hereunder, Licensee shall provide Westinghouse with a reasonable quantity of samples of same annually, by not later than July 1st of each year during the term hereof.

         3. ROYALTIES.

         (a) Licensee shall pay to Westinghouse for the rights granted hereunder royalties as set forth on Exhibit D (the "Earned Royalties"). The Earned Royalties shall be remitted in accordance with Section 5(a) of this Agreement.

         (b) As used throughout this Agreement, the term "Net Shipments" shall mean the aggregate invoiced amounts of Products sold by Licensee, less (i) refunds, credits and allowances actually made or allowed to customers with respect to Products, (ii) freight charges charged to customers, and (iii) sales and excise taxes. For the purposes of

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computing royalties, "Net Shipments" shall be regarded as made when payments are due under Licensee's normal commercial terms of sale.

         (c) All Earned Royalties are payable in United States dollars, with no deduction or offset of any kind. Sales of Products in currencies other than U.S. dollars shall be converted to U.S. dollars at the foreign official conversion rate effective when payment is made to Licensee.

         4. INITIAL AND MINIMUM ANNUAL ROYALTY PAYMENTS.

         Notwithstanding anything to the contrary set forth herein, Licensee will pay to Westinghouse Minimum Royalties during the Contract Period and any exercised Extension Period as per Exhibit C.

         5. STATEMENTS, PAYMENTS AND RECORDS.

         (a) Not later than 45 days following each calendar quarter during the term of this Agreement and within 45 days after termination or expiration of this Agreement, Licensee will furnish Westinghouse with a full and accurate statement showing Licensee's distribution of Products during the calendar quarter, including an itemized list of the styles, quantities and total sales by style of Product sold or otherwise distributed. Licensee agrees to pay Westinghouse at the same time the royalties that are due in accordance with the statement. All statements and royalty payments are to be addressed to Westinghouse Electric Corporation' at Westinghouse's address given above. Licensee shall furnish a statement for each such quarter whether or not any payment is due.


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         (b) Licensee shall keep for at least two years after expiration or termination of this Agreement full and accurate books of account and records covering all sales or other distribution of Products. Licensee also shall permit Westinghouse or its authorized representative on reasonable notice during regular business hours to conduct reasonable audits of Licensee's books, records and inventories of Products to verify Licensee's performance under this Agreement, including the accuracy of the Royalties paid and statements or reports delivered pursuant to this Agreement. If any audit of Licensee's books and records shows a discrepancy that is both five percent (5%) and at least $5,000 from payments made and reports previously furnished to Westinghouse, Licensee shall bear the cost of the audit. Licensee shall pay any unpaid amounts due Westinghouse as disclosed by the audit and, if applicable, the audit costs within ten days of Westinghouse's demand.

         6. OWNERSHIP AND PROTECTION OF RIGHTS.

         (a) Licensee acknowledges that the Trademarks and their components are the sole, unique and original property of Westinghouse and that Westinghouse has acquired a substantial and valuable goodwill in the Trademarks. Licensee shall take all reasonable measures to maintain and protect Westinghouse's proprietary rights including placing any reasonable notice of such ownership that Westinghouse shall require. Licensee shall cooperate with Westinghouse and execute any documents reasonably required by Westinghouse to protect the Trademarks. Licensee shall not take any action, or by its knowing inaction allow any event to occur which would injure or impair Westinghouse's proprietary rights in and to the Trademarks.

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         (b) Licensee shall clearly indicate on all Products and related advertising materials that the Products are manufactured and distributed by or for Licensee.

         (c) Licensee acknowledges that all graphic designs and other creative works prepared by or for Licensee depicting the Trademarks for use in connection with the sale or use of the Products are "work made for hire" within the meaning of the U.S. Copyright Law and, as such, all rights including copyright in the designs and works belong to Westinghouse. If such designs and works are not deemed to be "work made for hire," Licensee shall without charge assign Westinghouse all rights in same, provided however, Licensee shall be entitled to utilize Licensor's Trademarks in conjunction with certain Trademarks of Licensee and in the event Licensee uses its own Trademarks such Trademarks and copyrights shall remain the property of Licensee.

         (d) Licensee shall comply with proper use instructions as Westinghouse from time to time may issue with respect to the Trademarks. Licensee shall promptly notify Westinghouse of any infringement or suspected infringement of any of the Trademarks and shall cooperate with Westinghouse as Westinghouse shall reasonably require in any action taken against such infringement. Licensee shall have no right and no obligation to prosecute any claims against any party for infringement of the Trademarks.

         7. WARRANTIES AND REPRESENTATIONS.

         (a) Westinghouse warrants and represents to Licensee as follows:

                  (i) Westinghouse owns and possesses the full and exclusive right, title, and interest in and to the Trademarks in the U.S.A., Canada and Mexico, and to the knowledge of Westinghouse in all other countries in the Territory. Westinghouse has the

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full right to license the Trademarks to Licensee hereunder, and has not granted any other person or entity any license or other rights respecting the use of the Trademarks for products similar to the Products.

                  (ii) Westinghouse is not now the subject of any claim for breach or infringement of any copyrights, trademarks or other industrial or intellectual property rights which relate to the Trademarks. There are no actions or proceedings pending, or to the knowledge of Westinghouse, threatened involving any claims by any person or entity that the use or publication of the Trademarks infringes upon any copyrights, trademarks or other intellectual property rights of any other person or entity.

                  (iii) Westinghouse Is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to conduct its business as now conducted, own the Trademarks and enter into and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Westinghouse have been duly authorized by all requisite corporate action on its part, and this Agreement constitutes the legal, valid, and binding obligation of Westinghouse, enforceable against it in accordance with its terms.

                  (iv) The execution and delivery of this Agreement by Westinghouse and performance of its obligations hereunder will not conflict with or violate any agreement, instrument or other contract to which Westinghouse is a party or by which Licensee's right to use the Trademarks in the manner contemplated hereby will be challenged or impaired in anyway.

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         (b) Licensee warrants and represents to Westinghouse as follows:

                  (i) Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. Licensee's execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its part, and this Agreement constitutes Licensee's legal, valid, and binding obligation, enforceable against Licensee in accordance with its terms.

                  (ii) Licensee's execution and delivery of this Agreement and performance of its obligations hereunder, including the payment of Royalties hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Licensee is a party or by it is bound.

                  (iii) There are no claims, actions, suits, or other proceedings pending, or to the knowledge of Licensee, threatened, which, if adversely determined, would adversely affect the ability of Licensee to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

                  (iv) Licensee is now in compliance with and shall continue to comply with all applicable laws and regulations in its manufacture, sale and distribution of the Products.

                  (v) Licensee shall cause Westinghouse to be an additional insured on Licensee's general liability, product liability, and umbrella liability policies with respect to liability in connection with (a) any alleged defect(s) in the Products, or (b) the use, manufacture or distribution of the Products by or for Licensee. Such insurance shall

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include Products manufactured by or for Licensee bearing the Trademarks. Such insurance shall, at a minimum, provide $1,000,000 per occurrence/$2,000,000 annual aggregate with a commercial umbrella of $25,000,000 per occurrence insuring against liability for bodily injury (including death), property damage, and associated defense costs. The insurance shall be provided by Liberty Mutual or such other insurance companies reasonably acceptable to Westinghouse. Licensee shall furnish Westinghouse with certificates of insurance within 30 days after execution of this Agreement, and annually thereafter. Such certificates will stipulate that coverage will not be canceled or substantially reduced without 30 days prior written notice to Westinghouse. The requirements of this insurance clause will survive the Agreement, and will remain in effect for at least the expected life of the last Product manufactured or distributed by Licensee.

         8. INDEMNIFICATION.

         (a) Subject to Section 8(c), Westinghouse shall defend, indemnify and hold Licensee and its officers, directors, agents, employees and permitted assigns, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses including, but not limited to court costs and reasonable attorneys fees, arising out of or based on the breach of any representation, warranty or obligation of Westinghouse under this Agreement.

         (b) Subject to Section 8(c), Licensee shall defend, indemnify and hold Westinghouse and its officers, directors, agents, employees and permitted assigns, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses including, but not limited to court costs and reasonable attorneys fees, arising out of or based on (i) the breach of any representation, warranty or obligation of Licensee

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under this Agreement, (ii) any use by Licensee of the Trademarks which is not permitted by or not in accordance with the terms of this Agreement, (iii) any defect or alleged defect in the Products, or (iv) any claim against Westinghouse arising out of this Agreement which is not the subject of Westinghouse's indemnity, as provided in Section 8(a).

         (c) A party (the "Notifying Party") shall promptly notify the other party (the "Indemnifying Party") of the existence of any claim, demand or other action giving rise to a claim for indemnification under this Agreement which involves a third party (a "Third Party Claim") and shall give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel, provided that the Notifying Party shall at all times have the right to participate in such defense at its own expense. If, within a reasonable time after receipt of notice of a Third Party Claim, the Indemnifying Party fails to so defend, the Notifying Party shall have the right, but not the obligation, to defend and to compromise or settle (exercising reasonable business judgment) the Third Party Claim for the account and at the risk and expense of the Indemnifying Party. Except as provided in the foregoing sentence, an Indemnifying Party may not settle a Third Party claim without the Notifying Party's consent.

         (d) Each party shall make available to the other, at the other's expense, such information and assistance as the other shall reasonably request in connection with the defense of a Third Party Claim threatened or filed in connection with any activities conducted hereunder.

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         9. TERM.

         (a) The initial term of this agreement (the "Contract Period") shall be for a period of approximately 66 months commencing as of April 1, 1996 and ending on September 30, 2001; provided however, if Licensee fails to meet the minimum net shipments set forth on Exhibit D during years 3, 4 and 5, either party shall have the right to terminate this License Agreement.

         (b) Westinghouse hereby grants to Licensee the option to extend the term of this agreement for up to two (2) five (5) year periods (the "Extension Periods") commencing on September 30, 2001 unless sooner terminated. Such Extension Periods are subject to the same terms and conditions as provided herein. Such options to extend the term of this Agreement must be exercised by Licensee, lf at all, by giving written notice to Westinghouse at least 90 days
(90) prior the expiration of the then preceding Contract or Extension Period.

         10. TERMINATION.

         (a) Subject to earlier termination as provided below and in Section 9(b), this Agreement shall remain effective during the Contract Period and any Extension Period.

         (b) The following shall constitute a default on the part of a party:

                  (i) If a party fails timely to perform any material obligation under this Agreement, and Licensee's failure to meet the Product quality standards of Section 2(a) shall be deemed material for this purpose; or

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                  (ii) If (A) a party becomes insolvent, ceases to pay its debts as they mature, makes an arrangement with or for the benefit of its creditors, consents to or acquiesces in the appointment of a receiver, trustee or liquidator for all or any substantial part of its property, or if such party approves, consents to or acquiesces in any such proceeding, (B) a party institutes a bankruptcy, winding up, reorganization, insolvency arrangement or similar proceeding, if any such proceeding is instituted against a party that has not been stayed or dismissed within 60 days, or if such party approves, consents to or acquiesces in any such proceeding or (C) there is a levy or execution upon any property of a party which materially interferes with such party s performance obligations hereunder.

         (c) In addition to the foregoing, the failure of Licensee to pay amounts due to Westinghouse under the terms of this Agreement shall constitute a default on the part of Licensee.

         (d) If within 60 days after a party gives notice that a default has occurred under Section 10(b)(i) describing in reasonable detail the nature of such default, the defaulting party has not remedied such default, the party giving notice may terminate this Agreement upon ten days further notice. If within 30 days after Westinghouse gives notice that a default has occurred under
Section 10(c), Licensee has not remedied such default, Westinghouse may terminate this Agreement immediately on notice. If any of the events described in Section 10(b)(ii) has occurred with respect to a party, the other party may terminate this Agreement immediately upon notice.

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         11. RIGHTS ON TERMINATION.

         (a) Except as provided in Section 11(b), all licenses and permissions granted by Westinghouse hereby shall cease upon any expiration or termination of this Agreement for any reason, but Licensee nevertheless shall continue thereafter to be liable to Westinghouse for unpaid Royalties and each party shall be obligated to perform the other obligations set forth herein which are incurred prior to such termination or expiration. Promptly upon expiration or termination of this Agreement t except as provided in Section 11(b), Licensee shall discontinue all use and sale of Products incorporating the Trademarks and any materials using the Trademarks or any other statement or material which associates or identifies Westinghouse with the Products. Upon expiration or termination, Westinghouse shall have the option to purchase from Licensee, at Licensee's cost, its balance of inventory of Products remaining after termination or expiration and any sell-off period described in Section 11(b).

         (b) If this Agreement expires, or if it terminates other than by Westinghouse in accordance with Section 10(b) or 10(c), for a period of one year following the date of termination, Licensee shall be permitted to sell (i) its inventory of Products existing at the date of termination, (ii) Products ordered from Licensee's suppliers which, at the date of termination, cannot be canceled without penalty or loss to Licensee and (iii) Products necessary to fill customer orders received by Licensee prior to the date of termination or up to 60 days after the date on which termination occurs. In any case, the provisions of this Agreement, excepting those relating to its term or termination, shall continue to apply to both parties for as long as Licensee continues to sell or distribute the Products. Upon

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the later of termination of this Agreement or the end of the sell off period,
Licensee shall furnish to Westinghouse a written description (including quantity and location) of Licensee's inventory of Products then ln existence.

         12. MISCELLANEOUS.

         (a) Nothing in this Agreement is to be construed as an assignment or grant to Licensee of any right, title or interest in the Trademarks or any copyright, design, trademark, trade dress or other property right beyond the limited license expressly granted hereby.

         (b) Licensee may not use Westinghouse's name except as expressly permitted by this Agreement. This Agreement shall not be construed as constituting any joint venture, partnership or principal/agent relationship.

         (c) The failure or delay of a party to enforce a provision of this Agreement will not be a waiver of that party is right to enforce that or any other provision at a later time.

         (d) This Agreement shall inure to the benefit of the parties hereto and the respective assigns and successors in interest to the business of either party.

         (e) All notices, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally to the party, sent by any major national overnight courier or mailed first class certified mail, return receipt requested. Notices shall be addressed to a party as follows:

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         Counsel for Westinghouse:           John K. Williamson, Esq.
                                             Westinghouse Electric Corporation
                                             11 Stanwix Street
                                             Pittsburgh, PA  15222

         Counsel for Licensee:               Janet P. Ailstock, Esq.
                                             Catalina Lighting, Inc.
                                             18191 N.W. 68th Avenue
                                             Miami, FL 33015

Any item delivered in accordance with the provisions of this Section shall be deemed to have been delivered (i) on the date of personal delivery, (ii) on the business day following the date sent by overnight courier or (iii) on the fifth day following the date on which it was so mailed, as the case may be.

         (f) This Agreement constitutes the complete agreement between the parties and all prior agreements with respect to the subject matter hereof are merged herein. No waiver or modification of any provision of this Agreement shall be effective unless ln writing and signed by both parties.

         (g) This Agreement is to be construed according to the laws of the Commonwealth of Pennsylvania applicable to agreements entered into and performed in Pennsylvania.

Westinghouse Electric Corporation          Catalina Lighting, Inc.

By: /s/ [ILLEGIBLE]                        By: /s/ DEAN S. RAPPAPORT
    -------------------------------            -------------------------------
Name:                                      Name: Dean S. Rappaport
Title:                                     Title: Executive Vice President

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